Exhibit 10.3

NIMBLE STORAGE, INC.

211 River Oaks Parkway

San Jose, CA 95134

April 24, 2015

Denis Murphy

Re: Employment Terms

Dear Denis:

Nimble Storage, Inc. (the “Company”) is pleased to offer you the position of Worldwide Vice President of Sales on the following terms.

This employment offer is contingent on a satisfactory verification and check of your criminal, education, and employment background. Nimble Storage reserves the right to withdraw this employment offer or terminate your employment based on information discovered during the background screening process.

You will be based out of our San Jose office and will report directly to Suresh Vasudevan, CEO. Your date of commencement of employment is planned for Monday, May 4th 2015.

Your base salary will be paid at the rate of $300,000.00 annually, less payroll deductions and all required withholdings. You will be paid twice monthly and you will be eligible to participate in the Company’s Suite of Benefits. Details about these benefit plans are available for your review. The Company may change compensation and benefits from time to time in its sole discretion with or without notice.

Your total on-target annual commission is $300,000.00 with the variable compensation above your base salary contingent on meeting targets set by the CEO.

Subject to and following approval by the Company’s Board of Directors (the “Board”), the Company shall recommend that you be granted 50,000 performance based RSUs (PRSUs). You may earn 25% of that award each year over a four (4) year period from the vesting commencement date based on performance against the Company’s goals for a particular fiscal year. For each annual performance period, half of this award will be earned based on achievement against the operating income target for the company, and the remaining half of this award will be earned based on performance against the bookings target for the Company. Achievement below 90% of target will result in zero payout for that year, while achievement at 90% of target will result in you earning 50% of the grant for that year. Achievement at target will result in payout at target for that year. You may earn 150% of the award each year for achievement of 110% of the bookings target and 120% of the operating income target. Shares will be earned on a pro rata basis between the three thresholds outlined above. Targets will vary each year in line with the Company plan as determined by the CEO. For the first year of vesting, you may earn 25% of this grant based on achievement against fiscal year 2016 bookings and operating income targets, and the grant will vest as to 25% of the grant to the extent earned twelve (12) months from the vesting commencement date, following confirmation of achievement by the Company’s Board of Directors or a committee of the Board.

Subject to and following approval by the Company’s Board of Directors (the “Board”), the Company will further recommend that you be granted 185,000 restricted stock units (RSUs). The RSUs will be subject to the terms and conditions of the Company’s 2013 Equity Incentive Plan (the “Plan”) and your grant agreement. Your grant agreement will include a four-year vesting schedule, including a one (1) year cliff for 25% of the shares, and the remainder of the shares vesting in equal parts every six (6) months over three (3) years.

Your PRSUs and RSUs will begin vesting on the earliest of March 10, June 10, September 10 or December 10, forward looking from your start date and following approval of the grant by the Company’s Board of Directors.

For purposes of Federal immigration law (Immigration Reform and Control Act of 1986), you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) working days of your date of hire.

As a condition of your employment, you will be required to abide by the Company’s policies and procedures as may be in effect from time to time. You also agree to read, sign and comply with the Company’s Employee Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”), attached hereto as Exhibit A.

In your work for the Company, you will be expected not to make unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. As such, please do not bring with you any confidential, trade secret or proprietary information of any third party, including any former employer, to your job. This includes third party confidential, trade secret or proprietary information included in e-mails or other electronic communications sent or received, for example, on your former employers’ computer systems, CRM information, information stored on any lap top or personal computer, smart phone, external hard drive, flash drive or other removable storage, third party information in cloud storage, marketing plans, demos, test protocols, financial or personnel information, customer and supplier contact information, product data or specifications, or product design and configuration information.

By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company in any manner. You also acknowledge that you will be solely responsible for any financial and contractual obligation you may have as a result of previous employment.

Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution, or interpretation of this agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in the county of Santa Clara, California, conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS’ arbitration fees. Nothing in this letter agreement shall prevent either you or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration.

This letter, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your agreement with the Company concerning the subject matter hereof. The terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company.

This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this agreement, any ambiguity shall not be construed against either party as the drafter. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

Denis, I am excited about you joining the company. I know you will add a lot of value to the company, and hopefully have a lot of fun along the way. I’m looking forward to working with you.

Sincerely,

NIMBLE STORAGE, INC.

Paul Whitney

VP, Human Resources

Exhibit A – Proprietary Information Agreement

Understood and Accepted:

/s/ Denis Murphy	4/27/2015
Denis Murphy	Date

Exhibit A

Employee Proprietary Information and Inventions Agreement